News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Second Quarter Fiscal Year 2008 Results

CHICAGO, December 6, 2007 — Methode Electronics, Inc. (NYSE: MEI), which transferred to the New York Stock Exchange on October 17, 2007, today announced operating results for the fiscal year 2008 second quarter ended October 27, 2007.

Methode’s second quarter fiscal year 2008 net sales increased $24.7 million, or 22.8 percent, to $133.2 million with net income of $8.8 million, or $0.24 per share. This compares with net sales of $108.5 million and net income of $4.9 million, or $0.13 per share, in the second quarter fiscal year 2007. Of the increase in net sales, $12.4 million relates to the TouchSensor Technologies, L.L.C. (TouchSensor) and Value Engineered Products, Inc. (VEP) businesses purchased on February 28, 2007 and August 31, 2007, respectively. The increase in net sales and net income was also driven by organic growth from the European and Asian operations and stronger than expected North American automotive sales. Automotive segment sales and net income were additionally impacted by price increases of $3.7 million on previously marginally profitable and unprofitable products, which the Company had decided to exit at the expiration of its manufacturing commitment, however, at the request of the customer, have agreed to produce through the end of fiscal 2008. Methode agreed to continue the production at higher margins, which favorably impacted revenue and margins during the quarter. Methode is currently in discussions to continue production beyond fiscal 2008 but there are no assurances that this will occur.

In the first six months of the 2008 fiscal year, net sales increased $46.2 million, or 21.8 percent, to $258.2 million, compared to $212.1 million in the first six months of the 2007 fiscal year. Net income was $17.1 million in the first half of the 2008 fiscal year, or $0.46 per share, compared to $9.2 million, or $0.25 per share, in the first half of the 2007 fiscal year. Of the increase in net sales, $24.4 million relates to TouchSensor and VEP. As in the quarter, the increases in net sales and net income were driven by organic growth from the European and Asian operations and stronger than expected North American automotive sales. Additionally, automotive segment sales were favorably impacted by $5.0 million relating to the price increases described above.

Commenting on the results, Donald W. Duda, President and Chief Executive Officer for Methode Electronics stated, “We continued to gain momentum with our European and Asian sales and profits during the second quarter. While our North American automotive operations also had increased sales and profits, customer price increases significantly added to the results. We continue to evaluate the Automotive segment to seek means that will increase profitability, particularly in the North American market. Excluding sales from the TouchSensor business, Interconnect segment sales remained relatively flat year-over-year and, as expected, slightly down in the North American Power Distribution segment.”

Gross margins increased $8.3 million, or 42.6 percent, to $27.8 million for the three months ended October 27, 2007, as compared to $19.5 million for the three months ended October 28, 2006. Gross margins as a percentage of net sales increased to 20.9 percent for the three months ended October 27, 2007, from 18.0 percent for the three months ended October 28, 2006. Gross margins increased $15.6 million, or 39.8 percent, to $54.8 million for the six months ended October 27, 2007, as compared to $39.2 million for the six months ended October 28, 2006. Gross margins as a percentage of net sales increased to 21.2 percent for the six months ended October 27, 2007, from 18.5 percent for the six months ended October 28, 2006. The increase in both the second quarter and six months is due to shifting manufacturing efforts from the U.S. and the U.K. to lower cost regions in Asia, Europe and Mexico. In addition, North American automotive sales were stronger than expected and were impacted by the price increases described above. Methode’s North American operations were more efficient as a result of additional cost reduction efforts previously undertaken in anticipation of lower automotive sales in model year 2008 for legacy products.

Selling and administrative expenses increased $2.8 million, or 21.1 percent, to $16.1 million for the three months ended October 27, 2007, compared to $13.3 million for the three months ended October 28, 2006. Of the $2.8 million increase, $1.3 million relates to the TouchSensor and VEP operations. The majority of the additional increase relates to higher stock award amortization and professional fees in the three months ended October 27, 2007. Selling and administrative expenses as a percentage of net sales decreased to 12.1 percent in the three months ended October 27, 2007, from 12.3 percent for the three months ended October 28, 2006. For the six months ended October 27, 2007, selling and administrative expenses increased $5.1 million, or 18.9 percent, to $32.1 million for compared to $27.0 million for the six months ended October 28, 2006. Of the $5.1 million increase, $2.5 million relates to the TouchSensor and VEP operation. The majority of the additional increase relates to higher stock award amortization and professional fees in the six months ended October 27, 2007, as compared to the six months ended October 28, 2006. Selling and administrative expenses as a percentage of net sales decreased to 12.4 percent in the six months ended October 27, 2007 from 12.7 percent for the six months ended October 28, 2006.

The increase in net income is attributable to higher sales, increased prices and lower costs of products sold, partially offset by an increase in selling and administrative expenses. Additionally, Methode’s effective tax rate decreased to 23.0 percent for the three months ended October 27, 2007 from 34.3 percent for the three months ended October 28, 2006. The effective tax rate decreased to 24.1 percent for the six months ended October 27, 2007 from 35.8 percent for the six months ended October 28, 2006. The tax rates in each of the second quarter and six months fiscal 2008 and 2007 reflect utilization of investment tax credits, the effect of lower rates on foreign earnings and higher earnings at those foreign operations. The effective tax rate for the second quarter and six months fiscal 2007 increased primarily due to the establishment of a valuation allowance for potentially non-deductible stock-based compensation. Net income as a percentage of sales increased to 6.6 percent for the three months ended October 27, 2007, as compared to 4.5 percent for the three months ended October 28, 2006. Net income as a percentage of sales increased to 6.6 percent for the six months ended October 27, 2007 as compared to 4.3 percent for the six months ended October 28, 2006.

Given the strength in Methode’s worldwide automotive markets, the Company is increasing its fiscal 2008 full-year guidance for sales between $500.0 million and $515.0 million and for earnings per share between $0.80 and $0.87.

As previously announced, Methode will conduct a conference call today led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central Time on December 6, 2007. Methode invites you to listen to the webcast of this call by visiting the Methode’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The call will be available for seven days and can be accessed by dialing 877-660-6853 for domestic and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 263664.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on the automotive industry; (2) dependence on a small number of large customers within the automotive industry; (3) intense pricing pressures in the automotive industry; (4) customary risks related to conducting global operations; (5) increases in raw materials prices; (6) the successful integration of acquired businesses; (7) dependence on the appliance, computer and communications industries; (8) the marketability of our intellectual property; and (9) the seasonal and cyclical nature of some of our businesses.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	October 27,	October 28,
	2007	2006
Net sales	$133,239	$108,516
Other income	527	151
Cost of products sold	105,900	89,244
Selling and administrative expenses	16,107	13,277
Income from operations	11,759	6,146
Interest, net	611	904
Other, net	(941)	393
Income before income taxes	11,429	7,443
Income taxes	2,623	2,555
Net income	8,806	4,888
Basic and diluted earnings per common share	$0.24	$0.13
Average Number of Common Shares Outstanding:
Basic	37,079	36,275
Diluted	37,467	36,495
	Six Months Ended
	October 27,	October 28,
	2007	2006

Net sales	$258,248	$212,087
Other income	673	335
Cost of products sold	204,235	173,203
Selling and administrative expenses	32,071	27,030
Income from operations	22,615	12,189
Interest, net	1,047	1,723
Other, net	(1,161)	325
Income before income taxes and
cumulative effect of accounting change	22,501	14,237
Income taxes	5,423	5,090
Income before cumulative effect of accounting change	17,078	9,147
Cumulative effect of accounting change	—	101
Net income	17,078	9,248
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.46	$0.25
Net income	$0.46	$0.25
Average Number of Common Shares Outstanding:
Basic	37,033	36,298
Diluted	37,476	36,516

Summary Balance Sheets
(In thousands)
	October 27,	April 28,
	2007	2007
Cash	$82,850	$60,091
Accounts receivable — net	78,369	79,180
Inventories	56,662	54,479
Other current assets	15,309	15,691

Total Current Assets	233,190	209,441
Property, plant and equipment — net	89,196	86,857
Goodwill — net	56,559	51,520
Intangible assets — net	42,735	43,680
Other assets	22,062	20,242

Total Assets	$443,742	$411,740

Accounts payable	$41,266	$41,041
Other current liabilities	37,120	31,420

Total Current Liabilities	78,386	72,461
Other liabilities	20,669	15,070
Shareholders’ equity	344,687	324,209

Total Liabilities and Shareholders’ Equity	$443,742	$411,740

Summary Statements of Cash Flows
(In thousands)
	Six Months Ended
	October 27,	October 28,
	2007	2006
Operating Activities:
Net income	$17,078	$9,248
Provision for depreciation	10,049	9,294
Amortization of intangibles	2,739	2,426
Amortization of stock awards and stock options	1,602	1,466
Changes in operating assets and liabilities	14,385	2,940
Other	77	1,213

Net Cash Provided by Operating Activities	45,930	26,587
Investing Activities:
Purchases of property, plant and equipment	(10,836)	(5,022)
Proceeds from sale of building	960	800
Acquisitions of businesses	(7,350)	(2,678)
Joint venture dividend	(1,000)	—
Other	(651)	(631)

Net Cash Used in Investing Activities	(18,877)	(7,531)
Financing Activities:
Repurchase of common stock	—	(1,926)
Proceeds from exercise of stock options	1,145	187
Tax benefit from stock options and awards	190	—
Dividends	(3,781)	(3,732)

Net Cash Used in Financing Activities	(2,446)	(5,471)
Effect of foreign exchange rate changes on cash	(1,848)	175

Increase in Cash and Cash Equivalents	22,759	13,760
Cash and Cash Equivalents at Beginning of Period	60,091	81,646

Cash and Cash Equivalents at End of Period	$82,850	$95,406